EXHIBIT (A)(8)










FOR IMMEDIATE RELEASE


CONTACTS:

        CSX Corporation                     Conrail Inc.
        Thomas E. Hoppin                    Craig R. MacQueen
        (804) 782-1450                      (215) 209-4594

        Kekst and Company                   Abernathy MacGregor Group
        Richard Wolff                       Joele Frank/Matthew Sherman
        (212) 593-2655                      (212) 371-5999


          CSX AND CONRAIL ANNOUNCE JOINT EFFORT
       TO BRING COMPETITIVE BENEFITS TO CUSTOMERS

     Richmond, VA and Philadelphia, PA (December 10, 1996) - CSX Corporation (CSX) [NYSE: CSX] and Conrail Inc. (Conrail) [NYSE: CRR] announced today that they have jointly begun an effort that will bring even more competitive benefits to customers who will be served by their merged railroad.

     The companies said that a joint CSX-Conrail team would work to assure that so-called two-to-one customers -- customers who are today served by only CSX and Conrail -- will fully participate in the benefits of this pro-competitive merger. The joint team will meet with representatives of other major carriers who have expressed interest in the opportunities afforded by this process.

     The negotiations are confidential business discussions, and the companies will not comment on them until agreements have been reached. At that time, the agreements will be made available to the public and submitted to the Surface Transportation Board as part of the merger review process.

     CSX Corporation, headquartered in Richmond, VA, is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and contract logistics management services. CSX's home page can be reached at http://www.CSX.com.

     Conrail, with corporate headquarters in Philadelphia, PA, operates an 11,000-mile rail freight network in 12 northeastern and midwestern states, the District of Columbia, and the Province of Quebec. Conrail's home page can be reached at http://www.CONRAIL.com.